                                                                    EXHIBIT 10.7

                                  ***TEXT OMITTED AND FILED SEPARATELY
                                  CONFIDENTIAL TREATMENT REQUESTED UNDER 17
                                  C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 24b-2


                            VIDEO SERVICES AGREEMENT


         THIS VIDEO SERVICES AGREEMENT (the "Agreement") is entered into as of the 8th day of May, 2000 (the "Effective Date"), by and between FVC.COM, INC., a Delaware corporation with a principal place of business at 3393 Octavius Drive, #102, Santa Clara, CA 95054 ("FVC") and QWEST COMMUNICATIONS CORPORATION, a Delaware corporation with a principal place of business at 555 17th Street, Denver, CO 80202 ("Qwest"). Qwest and FVC are sometimes individually referred to herein as a "Party" or collectively referred to herein as the "Parties."

         WHEREAS, Qwest and FVC desire to integrate their respective capabilities to provide broadband video conferencing services to Qwest's customers.

         WHEREAS, Qwest desires to integrate FVC's video system and services with Qwest's network capabilities and FVC desires to provide such services to Qwest, pursuant to the terms, and conditions of this Agreement.

         WHEREAS, Qwest and FVC have previously entered into a Video Services Pilot Agreement dated December 1, 1999 (the "Pilot Agreement") and a non-binding Letter of Intent dated February 11, 2000 (the "LOI") and now wish to supersede such agreements with a definitive, binding agreement.

         NOW THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties agree as follows:

1.       DEFINITIONS.

         The following terms shall have the following meanings when used in this
Agreement:

         1.1 "CALL DETAIL RECORDS" means records regarding Customer usage of the Services used by Qwest to process billing for such services.

         1.2 "CONFIDENTIAL INFORMATION" means any confidential or proprietary information, including without limitation any formulae, designs, schematics, tooling, software, source code, plans or any other information relating to any research project, work in process, future development, scientific, engineering, manufacturing, marketing or business plan or financial or personnel matter relating to either Party, its present or future products, services, sales, suppliers, Customers, employees, investors or business, identified and marked by the disclosing Party as Confidential Information, whether in oral, written, graphic or electronic form. If disclosed in oral form, such Confidential Information must be reduced to writing and marked as Confidential Information within thirty (30) days following disclosure, provided that no such writing will be required for Qwest or Qwest affiliate customer records, whether or not they are marked as confidential.


                                       1.

         1.3 "CPE" means the customer premise equipment at the Customer site needed to use the Services. CPE may include (but is not limited to) the End Points, software, hardware, routers and other elements necessary for the Customer to establish telecommunications connectivity and enable video conferencing with the FVC VOC.

         1.4 "CUSTOMER" means a Customer of Qwest or its affiliates that purchases the Services from or through Qwest or any of Qwest's channels.

         1.5 "CUSTOMER SERVICES AGREEMENT" means the executed agreement between Qwest (or its affiliate) and a Customer for the Services.

         1.6 "CYBERCENTER" means a data center that Qwest owns, operates or otherwise provides.

         1.7 "END POINTS" mean the H.323 desktops or room systems (including but not limited to Intel TeamStation and Intel ProShare systems) used for video conferencing and access of the Services.

         1.8 "FVC SYSTEM" means that collection of MCUs, hardware, software, gateways, gatekeepers, video portal, SQL databases for configuration and accounting information and video locators used to provide the Services (as defined below) as set forth on Exhibit A, not including any part of the Qwest Network but including any related major and minor updates, versions, releases, upgrades, corrections, enhancements, fixes, patches, and other modifications, updates and documentation thereof and including the FVC Improvements. The FVC System includes but is not limited to the FVC Video Portal, the FVC MCU Services and the FVC Gateway Services, all as defined in Exhibit A.

         1.9 "FVC VOC" means the video operations center operated by FVC used to maintain and manage the portions of the Services for which FVC is responsible for under this Agreement, including but not limited to the MCUs and gateways.

         1.10 "INTELLECTUAL PROPERTY RIGHTS" means all current and future trade secrets, (including proprietary or confidential information and knowhow), copyrights, trademarks, patents and other non-patent rights, whether or not registered and any and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction.

         1.11 "MCU" means the Multi-point Control unit (including hardware and software elements thereto) used to provide multi-point video conferencing calls as part of the Services. Multi-point video calls allow more than two people to participate in a single video conference.

         1.12 "NOC" means the network operations center operated by Qwest.

         1.13 "QWEST NETWORK" means the telecommunications network of Qwest and its affiliates (including but not limited to all necessary fiber, routers, switches and network interfaces and the Qwest Capacity, as defined below).


                                       2.

         1.14 "QWEST VOC" means the video operations center operated by or for Qwest used to maintain and manage the portions of the Services for which Qwest is responsible for under this Agreement.

         1.15 "SERVICES" means the internet-based telecommunications service involving the establishment and management of point to point and multi point video conferencing video calls utilizing the Qwest Network, including any New Services, as defined below.

         1.16 "TERM" means the term commencing with the Effective Date and extending until the later of (i) the termination of this Agreement pursuant to
Section 15.2 or (ii) the expiration of the initial [...***...] term, as set forth in Section 15.1, or any renewal term(s).

         1.17 "VOC GROUP" means the video operations center group or team assigned within a Party to provide and manage the Services on behalf of such Party.

         1.18 "FVC FIXES" means any related minor updates, versions, releases, corrections, fixes, or patches to the FVC System (except the FVC Improvements, as defined below).

         1.19 "FVC IMPROVEMENTS" means any additional features or functionalities (excluding custom features for a specific customer) in connection with the Services that materially alter or improve the FVC System.

2.       SERVICES

         2.1 IMPLEMENTATION. FVC will provide Qwest and its affiliates with [...***...] necessary capital equipment and IP videoconferencing services in connection with the provision, installation, initiation of services and on-going management (including but not limited to maintenance and management of the FVC VOC, whether at a FVC facility or at a CyberCenter; excluding all CPE equipment), maintenance, and operational support of the FVC System so that Qwest and its affiliates may offer the Services to Customers and use the Services internally. The FVC System provided by FVC will comprise one component of the Services provided by Qwest to its Customers.

         2.2 LICENSE. Subject to the terms of this Agreement, FVC hereby grants to Qwest and its affiliates a non-exclusive, non-transferable (except as expressly set forth in this Agreement) worldwide license to use (including the rights to reproduce, display, perform, [...***...] for the purposes of providing support and for [...***...] as described in Section 11) the object code of the software, the systems and other elements of the FVC System solely to provide the Services. The foregoing license shall include the rights to offer to sell, sell, distribute and install the Services and the necessary elements of the FVC System to and on behalf of Customers and to provide support and maintenance for the Services.

         2.3 SERVICE LEVELS. FVC shall insure that the Services are consistently Operational (a standard which shall be mutually agreed upon by the Parties and set forth in Exhibit F), that the



                                       3.     *CONFIDENTIAL TREATMENT REQUESTED

Services meet Qwest's needs and that the FVC System as provided to Qwest and the Customers meets or exceeds the service levels as set forth on Exhibit F (the "Service Levels"). Issues related to the Qwest network shall not negatively impact the measured FVC Service Level performance (i.e. failures in the Services which are directly caused by failures in the Qwest network shall not negatively impact such measured performance).

         2.4 MODIFICATIONS. FVC will work with Qwest, to provide FVC Fixes to the FVC System; such fixes to be provided [...***...] to Qwest unless otherwise agreed by the parties. In the event that FVC develops FVC Improvements, FVC agrees to offer such FVC Improvements to Qwest (in no event later than FVC offers such FVC Improvements to other third parties) and, upon Qwest's request, to provide such FVC Improvements to Qwest in accordance with Section 8.6, [...***...]

         2.5 TELECOMMUNICATIONS. Qwest will provide all wide-area connectivity and associated access routers between the FVC VOC and the Qwest Network, including the "local loop" (collectively, the "Qwest Connectivity") FVC will be responsible for the cost and management of the FVC VOC. Upon Qwest's request and with Qwest support, the Parties will [...***...] designated by Qwest in a jointly agreed upon location, within [...***...] of the contract signing. The FVC VOC Group may also be moved, at FVC's discretion provided that, if FVC elects not to move the VOC Group, the Services provided from the moved FVC VOC will not be materially affected by the election not to move the FVC VOC Group. Qwest will be responsible for monitoring the average and peak load of the Qwest Connectivity and installing additional network capacity as necessary. Qwest will use commercially reasonable efforts to provide FVC reasonable notice prior to altering the telecommunications bandwidth it provides to FVC in any material, adverse way.

         2.6 CPE INSTALLATION. The installation of the necessary CPE at Customer locations will be performed by Qwest or a third party designated by Qwest. The Qwest VOC Group will provide provisioning and monitoring for the Qwest Connectivity and the Qwest Network, as the Qwest Network relates to the Services. The installation, configuration and activation of all End Points will be the responsibility of the [...***...] and shall be at [...***...] expense.

         2.7 SUPPORT. The Parties shall provide support as set forth in this
Section 2.7 and in Exhibit D, which is attached hereto and incorporated herein by reference. As part of such support, Qwest shall be responsible for providing telephone and e-mail first line support to Customers. The Qwest VOC Group shall be responsible for troubleshooting Customer inquiries related to network conditions and internal Qwest systems. As per Exhibit D, upon Qwest's request, FVC will provide support to the Qwest VOC Group whenever Qwest determines that Customer support issues may involve FVC servers, equipment and/or the FVC System. Qwest will provide support due to failures in the Qwest Connectivity. All Qwest-provided support described herein may be provided by Qwest or designated third parties authorized by Qwest.

         2.8 CALL DETAIL RECORDS. Until Qwest and FVC define and implement the automatic usage feed from FVC to Qwest, no less frequently than weekly each Friday at



                                       4.     *CONFIDENTIAL TREATMENT REQUESTED

8am (MST), FVC shall create and send an e-mail to Qwest's VOC Group (or its designated third party processor) reports reasonably satisfactory to Qwest consisting of call detail records (the "Call Detail Records"). The Call Detail Records generated since the last submission of Call Detail Records shall be delivered in a medium as designated by Qwest and agreed-upon by FVC. Such Call Detail Records will contain sufficiently detailed billing information (designated by Qwest) in order to enable Qwest to bill its Customers and will contain (at a minimum) the following: [...***...]

         2.9 USAGE BILLING FEED. FVC will work with Qwest to develop an automatic usage feed to be received once per day containing all usage information for Qwest customers. Qwest will define the content needed to accurately bill customer usage and provide customers usage reports. FVC and Qwest will work together to confirm the required format, systems integration work needed, and logic based on data processing requirements defined by the Qwest Product Team.

         2.10 OPERATIONS PLAN. The Parties have mutually developed and shall continue to update an operations and maintenance plan and standard operating procedures, a current copy of which is attached hereto as Exhibit C and incorporated herein by reference (collectively, the "Operations Plan"). FVC will provide the FVC System and Qwest will provide the Qwest Capacity according to the Operations Plan.

         2.11 RECEIPT OF ORDERS TO INSTALL SERVICES.

         Qwest will provide FVC in writing (which writing may be in the form of e-mail) the following information about each Customer promptly following receipt by Qwest of such Customer's order and executed Customer services agreement: (a) the Customer's name; (b) the number of sites where such Customer wants to have End Points installed; and (c) the number of anticipated End Points at each site that will have access to the Services. The lead time to install the required equipment and software for additional Services is [...***...] from receipt of notice under this Section 2.11(a)).

         Qwest will provide FVC with necessary information to register the End Points for the Services and FVC will be responsible for completing the End Point registration. [...***...]

         2.12 ENDPOINT REGISTRATION. FVC will ensure that Qwest endpoint registration request(s) are accepted (as received) no less than [...***...] prior to the endpoint's installation. In addition to any other remedies that Qwest may have under this Agreement


                                       5.     *CONFIDENTIAL TREATMENT REQUESTED
or otherwise, if an endpoint registration request is not accepted [...***...] before install, that FVC will immediately work to register endpoint prior to install date. If an endpoint registration request is accepted with information different from that submitted, then FVC will re-register the endpoint within [...***...] business hours of notification from Qwest.

         2.13 ADDITIONAL SERVICE OFFERINGS. FVC will, at Qwest's request, use commercially reasonable efforts to co-develop with Qwest additional service offerings intended to leverage the Qwest Network, including [...***...] of Qwest Video Services for Business and other services using technologies of Qwest or its strategic partners.

3.       SECURITY

         (a) SECURITY. FVC shall use commercially reasonable efforts to implement and maintain industry-standard and reasonably necessary and appropriate security measures for the operations systems of the Services, as defined in Exhibit A.

4.       SOURCE CODE

         4.1 DEPOSIT OF SOURCE CODE. Source code for the FVC System, including without limitation all FVC Fixes and FVC Improvements and any other code or materials, necessary or reasonably required for the implementation, support or other operation of the FVC System, (A) shall be deposited by FVC (i) within thirty (30) days of the Effective Date; and (ii) within thirty (30) days after any FVC Fixes or FVC Improvements are released to any third parties or after the commercial release of any other code or materials necessary for the implementation, support or other operation of the FVC System (including without limitation a release to Qwest) (all materials required to be deposited into escrow under this Agreement or the Escrow Agreement (as defined below) are collectively referred to as the "Deposit Materials") and (B) held in escrow in accordance with the terms of an agreement between FVC, Qwest and a mutually agreed upon escrow agent experienced in the escrow of software and proprietary technology (the "Escrow Agent"), such agreement to be mutually agreed to and attached hereto as Exhibit E (the "Escrow Agreement") within thirty (30) days of the Effective Date. The Parties agree to be bound by the terms and conditions of said Escrow Agreement, the terms of which are hereby incorporated by reference herein.

         4.2 LICENSE TO DEPOSIT MATERIALS. FVC hereby grants to Qwest a [...***...] non-royalty bearing, worldwide [...***...] license to use, reproduce, [...***...] based upon the Deposit Materials to which Qwest is entitled to under this Section 4.0 or the Escrow Agreement and which are released to Qwest in accordance with this Section 4.0 or the Escrow Agreement, solely for the purpose of maintaining, supporting, [...***...] and otherwise operating the Services and for no other reason whatsoever unless mutually agreed-upon in writing by FVC and Qwest. Qwest may also engage third parties to exercise these rights on its behalf, provided such third parties are bound by confidentiality obligations with respect to



                                       6.     *CONFIDENTIAL TREATMENT REQUESTED
materials handled by such third party for Qwest or its affiliates and further provided that the limited right granted in this Section 4.2 may not be transferred in its entirety (including, without limitation, sublicensed ) by Qwest to any third party, unless Qwest would be permitted under this Agreement to transfer any of the rights (or otherwise provide access to or sublicense such rights) granted by FVC under this Agreement to a third party. [...***...] Notwithstanding anything else in this Agreement or in the Escrow Agreement, the license granted in this Section 4.2 shall [...***...]. In the event Qwest creates [...***...] based upon the Deposit Materials, the ownership of such [...***...] will be established in accordance with Section 11, Ownership of this Agreement. No other license, express or implied, is granted to Qwest hereunder with respect to the Deposit Materials.

         4.3 RELEASE CONDITIONS. The parties hereby agree and acknowledge that the following conditions (the "Release Conditions") will be set forth in the Escrow Agreement as the conditions which will cause the release of the physical materials constituting the Escrow Materials to Qwest (such release to be according to the release procedure set forth in the Escrow Agreement). Notwithstanding anything else in this Agreement, the parties agree that unless Qwest is offering the Services to Customers at the time a Release Condition occurs, a Release Condition will not be deemed to have occurred. For purposes of this Agreement and the Escrow Agreement, a Release Condition occurs if any of the following events occurs:

                  (a) FVC breaches any of its obligations under this Agreement to provide and support the FVC System for use with the Services and does not cure such breach within [...***...] days (or such cure period mutually agreed upon by the Parties) of receiving written notice from Qwest of such breach. For purposes of this Section 4.3, FVC shall not be deemed to have breached its obligations to provide and support the FVC System for material breach of FVC's obligations with respect to the Service Levels unless Qwest has registered [...***...] End points under this Agreement. The foregoing qualification shall not limit or otherwise affect Qwest's right to terminate this Agreement for FVC's breach pursuant to Section 15.2. Upon such occurrence, if FVC thereafter reasonably demonstrates to Qwest that FVC is capable of meeting FVC's obligations as set forth in this Agreement to provide the FVC System for use with the Services, including but not limited to FVC's failure to support the FVC System for use with the Services, then Qwest will engage with FVC in good faith discussions related to the reinstatement of this Agreement and of FVC's provision of the Services for Qwest, [...***...] maintaining, supporting, [...***...] or otherwise operating the FVC System since the release of the Deposit Materials. In the event Qwest ceases to offer the Services to Customers for a period exceeding [...***...], for other than Force Majeure reasons, the license granted under this Section 4 will terminate.



                                       7.     *CONFIDENTIAL TREATMENT REQUESTED

                  (b) the occurrence of any of the conditions, with respect to FVC, set forth in Section 15.2 (ii) or (iii) of this Agreement. Upon such occurrence, if FVC thereafter reasonably demonstrates to Qwest that FVC is capable of meeting FVC's obligations as set forth in this Agreement to provide and support the FVC System for use with the Services, then Qwest will engage with FVC in good faith discussions related to the reinstatement of this Agreement and of FVC's provision of the Services for Qwest, [...***...] maintaining, supporting, [...***...] or otherwise operating the FVC System since the release of the Deposit Materials. In the event Qwest ceases to offer the Services to Customers for a period exceeding [...***...] for other than Force Majeure reasons, the license granted under this Section 4 will terminate.

                  (c) [...***...] Upon such occurrence, the duration of Qwest's limited license, as set forth in Section 4.2 above, is the period commencing upon Qwest's receipt of the Deposit Materials following such expiration, and terminating upon the occurrence of the following: Qwest ceases to offer the Services to Customers for a period exceeding [...***...] for other than Force Majeure reasons.

         4.4 RESUMED OBLIGATIONS. The Parties agree that, unless modified pursuant to the good faith discussions described in this Section 4, in the event FVC resumes its obligations following the good faith discussions described in under Sections 4.3(a)(i) or 4.3(b)(i), then such obligations will be governed by the terms and conditions of this Agreement.

         4.5 CONFIDENTIAL NATURE. Qwest acknowledges and agrees that any use of the Deposit Materials is furnished to Qwest on a confidential and secret basis, and Qwest agrees to treat all such materials as Confidential Information, as defined in Section 12.0.

         4.6 INSPECTION. Qwest agrees that, in the event that the Escrow Agreement allows for Qwest to request an inspection of the Deposit Materials by any qualified independent person or entity other than the Escrow Agent or FVC, then Qwest agrees to provide FVC with at least [...***...] notice prior to requesting such an inspection in order to allow FVC to be present at such inspection. If FVC reasonably objects to Qwest's choice for such inspection, Qwest agrees to substitute another qualified person or entity for such inspection.


                                       8.     *CONFIDENTIAL TREATMENT REQUESTED

5.       TRAINING

         5.1 STANDARD TRAINING. FVC shall provide Qwest [...***...] training sessions regarding implementation, operation and use of the Services each year during the Term hereof at such locations and on such dates as the Parties shall mutually determine.

         5.2 TRAINING COSTS AND FEES. Each Party shall be responsible for travel and lodging expenses for its own personnel attending the training meetings described in this Section 5.0.

6.       BRANDING AND MARKETING

         6.1 MARKETING PLAN. Within thirty (30) days after the Effective Date, the Parties will mutually agree upon the details of a Marketing Plan to market and promote the Services, which will be attached hereto as Exhibit B and incorporated herein by reference. In connection with the Marketing Plan, the Parties will perform the obligations set forth in this Section 6.0.

         6.2 FVC OBLIGATIONS. During the Term, FVC will provide and maintain dedicated sales support, product marketing and training program in support of the marketing and sale of the Services. As part of the Marketing Plan, FVC and Qwest will mutually agree on amounts to be contributed by each Party to be used for marketing the Services and for related training costs. Such contributions will be in accordance with the schedule, terms and conditions set forth in the Marketing Plan. In addition, FVC shall provide the following (as further described in the Marketing Plan):

Video Conferencing Business Manager: [...***...] headcount throughout the Term;

Engineering and Operations: [...***...] headcount increasing to [...***...] headcount by the beginning of the [...***...] year following the Effective Date, in accordance with a schedule to be mutually agreed-upon by the Parties;

Video Conferencing Sales Support: [...***...] headcount commencing upon the Effective Date and increasing to [...***...] headcount by the beginning of the [...***...] year following the Effective Date in accordance with a schedule to be mutually agreed-upon by the Parties;

Product Management: [...***...] headcount throughout the Term.

         6.3 QWEST OBLIGATIONS. During the Term, Qwest will perform the obligations set forth in the Marketing Plan. In connection therewith, Qwest will provide a dedicated sales force, product marketing and training program in support of the marketing and sale of the Services. Qwest shall use commercially reasonable efforts to inform current (as of the Effective Date) customers, including without limitation to its [...***...] customers, of the Services. Qwest shall provide the following (as further described in the Marketing Plan):

Video Conferencing Business Manager: [...***...] headcount throughout the Term;



                                       9.     *CONFIDENTIAL TREATMENT REQUESTED

Engineering & Operations headcount: [...***...] headcount increasing to [...***...] headcount by the [...***...] year of the Term;

Product Management: [...***...] headcount throughout the Term.

         6.4 BRANDING. At [...***...] the Services may be primarily branded with a name and logo designated by Qwest (including but not limited to use of Qwest proprietary name, logos and other marks). Upon FVC's request, the Parties will consider the use of FVC branding for secondary branding purposes (such as "powered by FVC") on the internet home page where the Services are offered.

         6.5 TRADEMARKS. Subject to the terms and conditions set forth in the Agreement and solely for the purposes hereof, FVC hereby grants Qwest (including its affiliates) a non-transferable, non-exclusive license, without right of sublicense, to place the trademarks, tradenames and logos used by or for FVC in relation to any part of the FVC System (the "Marks") in marketing materials for the Services and on the bills to Customers for such Services and all relevant documentation. The use of such Marks shall be subject to FVC's then-current trademark use guidelines, provided such guidelines are reasonable and have been provided to Qwest. Except for the right to use the Marks as set forth in this
Section 6.5, nothing contained in this Agreement shall be construed to grant any right, title or interest in or to the trademarks, tradenames or logos of a Party to the other Party. Each Party acknowledges exclusive ownership of the other Party's trademarks, tradenames and logos by the other Party worldwide, and that all use of a Party's Marks shall inure to the sole benefit of such Party.

7.       PROJECT MANAGERS; MEETINGS

         7.1 PROJECT MANAGERS. Each Party shall assign project managers reasonably acceptable to the other to guide the implementation and operation of the activities contemplated under this Agreement for each Party. The project managers shall maintain necessary communications to meet the objectives of this Agreement in accordance with the terms hereof. In addition, the project managers shall be responsible for arranging and coordinating project oversight, site visits, training, technology disclosure arrangements and technical support for the Services and ancillary services for each Party. Either Party may change its designated project manager upon the prior approval of the other Party (such approval not to be unreasonably withheld).

         7.2 QUARTERLY MEETINGS. The project managers shall arrange quarterly meetings on dates and at locations to be determined by the Parties in good faith. At such quarterly meetings, the Parties shall analyze the progress towards meeting the objectives of this Agreement and develop specific goals for the next quarter. Each Party shall be responsible for travel and lodging expenses for its own personnel attending such meetings.


                                      10.     *CONFIDENTIAL TREATMENT REQUESTED

8.       PAYMENTS

         8.1 PAYMENTS FROM QWEST TO FVC. Qwest shall be solely responsible for establishing the price of the Services offered to Customers and no representative of FVC shall have any authority to set or otherwise establish the price ultimately charged to Customers. During the Term, in consideration of the provision of the FVC System by FVC to Qwest, Qwest shall pay to FVC as follows:

[...***...] per month, per End Point once installed and Operational, and

[...***...] per hour, per End Point of multi-point video conferencing call usage, such MCU billing to be in (i) [...***...] increments (pro-rated on hourly charge); (ii) MCU seats reserved but canceled prior to the start of the conference will not be billed; and (iii) ad-hoc (non-reserved) MCU seats billed only for the period used; and

ISDN connection charges [...***...] by FVC in connection with the provisioning of the Services to Customers (as documented on FVC's invoice to Qwest) plus an implementation fee not to exceed [...***...] of such ISDN charges; usage based fees not to exceed [...***...] per hour in the 48 contiguous states for a [...***...] call during business hours.

         8.2 OTHER PAYMENT TERMS. Except for [...***...] ISDN connection charges incurred by FVC in provisioning the Services to Qwest, there shall be [...***...] for [...***...].

         8.3 PAYMENTS FROM FVC TO QWEST. During the Term, FVC shall pay Qwest for all actual local loop charges incurred by Qwest in connection with internal use of the Services by FVC and for charges related to FVC's internal use of CPE. Except for the foregoing, [...***...].

         8.4 PAYMENT. All payments due hereunder shall be payable [...***...] days following the receipt of valid invoice. FVC agrees and acknowledges that there [...***...] any representations or [...***...] in the relationship contemplated by this Agreement.

         8.5 CUSTOMER REFUNDS. If it is necessary for Qwest to offer Customers refunds or credits for Services not adequately rendered to such Customers due to problems attributable to FVC; Qwest may withhold payments from FVC; or, if applicable, FVC will reimburse Qwest. Such withholding or reimbursement shall not exceed what Qwest owes or has paid FVC in charges for such Customers for the period being refunded or credited.

         8.6 [...***...] FVC will assure Qwest of the [...***...] for the FVC System, the Services, the FVC Improvements and all other new services ordered during the Term. As such, FVC [...***...] that the [...***...]



                                      11.     *CONFIDENTIAL TREATMENT REQUESTED

[...***...] afforded to Qwest for all of the foregoing shall [...***...] the [...***...] in the United States for the [...***...]. In the event that FVC shall fail in this regard, FVC shall [...***...] the [...***...] and provide Qwest the [...***...].

         8.7 AUDIT RIGHTS. To confirm compliance with this Agreement's terms and the preceding [...***...] for the term and for a period of [...***...] years thereafter, Qwest will have the right, no more than [...***...] each calendar Year, by itself or through any certified public accountant of its choice, during normal business hours and at Qwest's sole expense, to examine, audit and reproduce all or part of the books of account and all other records, documents and materials in the possession or under the control of FVC with respect to the subject matter of this Agreement. FVC will reimburse Qwest for performance of audits that reveal variances in the performance of the Agreement enough to trigger a default under the Agreement. For audits of invoices, FVC shall reimburse Qwest when errors are discovered amounting to more than [...***...] of payments made during the period of the audit.

9.       LIMITED WARRANTIES

         9.1 [...***...] FVC [...***...] that it is the [...***...] the FVC
System and the FVC Improvements, or, that if the FVC System or the FVC Improvements [...***...] FVC has the [...***...] to [...***...] the [...***...]
granted under this Agreement; and that FVC's provision of technical or consulting services under this Agreement, the grant of the licenses hereunder, and Qwest's or Qwest's customer's use of the FVC System or the FVC Improvements, [...***...].

         9.2 WARRANTIES. FVC represents, warrants and covenants that (a) the FVC System and the FVC Improvements [...***...] from [...***...] through the [...***...]; (b) the FVC System and the FVC Improvements shall meet or exceed the Service Levels; (c) the FVC System and the FVC Improvements and any media used to distribute them contain no computer instructions, circuitry, routines or other technological means ("Harmful Code") whose purpose is to disrupt, damage or interfere with Qwest's use of its computer and telecommunications facilities for their commercial, test or research and development purposes and that FVC shall indemnify Qwest and hold Qwest harmless from and against any and all claims, losses, costs, liabilities, damages and/or expenses, including reasonable attorneys fees [...***...] arising from the presence of Harmful Code in or with the FVC System and the FVC Improvements or contained on media delivered by FVC; (d) FVC has obtained and shall maintain the full power and authority to grant the rights herein granted without the further consent of any other person and that FVC will indemnify Qwest and hold it harmless from and against any and all claims, losses, costs, liabilities, damages and/or expenses, including reasonable attorney's fees [...***...] arising out of any breach or claimed breach of this warranty;



                                      12.     *CONFIDENTIAL TREATMENT REQUESTED

(e) FVC shall perform all obligations with respect to the Services hereunder pursuant to the [...***...] in the industry and shall be responsible for the capabilities, limitations and performance of any development tools used in providing such services; (f) the software related to the FVC System and the FVC Improvements provided hereunder shall be able to accurately process data (including without limitation, calculating, compiling and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations, and will create, store, process and output information related to or including dates on or after January 1, 2000 without error or omissions (at Qwest's request, FVC will provide evidence sufficient to demonstrate the ability of such software provided under this Agreement to meet these requirements); and
(f) there are no pending or threatened lawsuits, claims, disputes or actions (1) alleging that the FVC System or the FVC Improvements infringe or misappropriate any Intellectual Property Rights, or (2) adversely affecting the FVC System or the FVC Improvements or FVC's ability to undertake and perform its obligations under this Agreement.

         9.3 DISCLAIMER OF WARRANTIES. THE EXPRESS WARRANTIES IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS EXPRESSLY PROVIDED HEREIN, FVC AND QWEST HEREBY EXPRESSLY DISCLAIM ANY AND ALL WARRANTIES AND CONDITIONS OF ANY KIND OR NATURE, WHETHER EXPRESS, IMPLIED, OR STATUTORY, RELATING TO THE SERVICES AND ANY INTELLECTUAL PROPERTY RIGHTS THEREIN, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF TITLE, NON-INFRINGEMENT, QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.      EQUITY

         Upon Qwest's request, the Parties will discuss in good faith the opportunity for Qwest to make an equity investment in FVC, on terms and conditions to be mutually agreed upon [...***...] the terms and conditions of equity investment [...***...] offered to third parties in relationships with FVC [...***...] the relationship contemplated by this Agreement.

11.      OWNERSHIP

         11.1 OWNERSHIP BY FVC. Notwithstanding anything in this Agreement, the Pilot Agreement or the LOI, each Party hereto acknowledges and agrees that:

                  (a) the software, databases and the systems and related materials and information that are both (i) used or provided by FVC in connection with the systems or services provided under this Agreement or the Pilot Agreement, and (ii) developed by or for FVC either prior to the effective date of the Pilot Agreement or independently of the specific activities for the benefit of Qwest contemplated by this Agreement and the Pilot Agreement, and all Intellectual Property Rights therein, are and shall remain the exclusive property of FVC or of the party from whom FVC has obtained the right to use such


                                      13.     *CONFIDENTIAL TREATMENT REQUESTED
software, databases, systems and related materials, provided that all such software, databases, systems and related materials and such Intellectual Property Rights that are, by definition, part of the FVC System shall be deemed to be licensed as such hereunder.

                  (b) the software, databases and the systems and related materials that are developed by or for FVC in connection with the [...***...] and [...***...] (whether alone, jointly with Qwest or otherwise), and all Intellectual Property Rights therein, shall be [...***...] (and FVC hereby [...***...] in the foregoing), without a duty to obtain the consent of [...***...] the other Party for [...***...] (whether by the Party or its licensees, assignees or other designees). The parties understand and acknowledge that [...***...] contemplated by this Section 11.1(b) shall in no way extend or otherwise affect each Party's rights in and to the other Party's ownership rights or Intellectual Property Rights, as set forth in Section 0 (with respect to FVC) and Section 11.1 (with respect to Qwest).

         11.2 OWNERSHIP BY QWEST. Notwithstanding anything in this Agreement, the Pilot Agreement or the LOI, each Party hereto acknowledges and agrees that the software, databases and the systems and related materials and information that are provided or developed by Qwest, whether before or after the effective date of the Pilot Agreement and whether independently of [...***...] the activities contemplated by this Agreement and the Pilot Agreement, and all Intellectual Property Rights therein, are and shall remain the exclusive property of Qwest or of the party from whom Qwest has obtained the right to use such software, databases, systems and related materials or information. In addition, notwithstanding anything in this Agreement, the Pilot Agreement or the LOI, each Party hereto acknowledges and agrees that FVC shall have not (and has not right to) use or exploit any such software, databases and systems or related materials and information, or Intellectual Property Rights therein, or any products or services based on or using the foregoing and that FVC shall indemnify Qwest and hold Qwest harmless from and against any and all claims, losses, costs, liabilities, damages and/or expenses, including reasonable attorneys fees [...***...] arising from the use or exploit of the foregoing.

         11.3 ADDITIONAL SERVICE OFFERINGS. In addition, If FVC develops (whether alone, jointly with Qwest or otherwise) any new or modified services or systems in response to a specific Qwest request therefor, and to the extent that said request is not part of FVC's standard service offering plan, which has been communicated to Qwest in writing at the Quarterly Meetings set forth in Section 7.2, Qwest shall have [...***...] of any such new or modified services or systems for a [...***...] following the date on which such services or systems are ready for commercial deployment thereof by Qwest, as reasonably agreed by the Parties (the [...***...]). Upon the [...***...] of the [...***...] FVC will be free to incorporate such New Service into FVC's standard service offerings for deployment with other FVC customers.



                                      14.     *CONFIDENTIAL TREATMENT REQUESTED

12.      CONFIDENTIALITY

         12.1 CONFIDENTIALITY. Each Party hereto will maintain in confidence all Confidential Information disclosed to it by the other Party hereto. Neither Party will use, disclose or grant use of such Confidential Information except as necessary to exercise its rights or fulfil its obligations under this Agreement. To the extent that disclosure is authorized by this Agreement, the disclosing Party will obtain prior agreement from its employees, agents or consultants to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each Party will use at least the same standard of care (and in no event less than a reasonable degree of care) as it uses to protect its own most confidential information to ensure that such employees, agents or consultants do not disclose or make any unauthorized use of such Confidential Information. FVC acknowledges that Qwest keeps its customers' records strictly confidential. FVC shall keep strictly confidential any Qwest or Qwest affiliate customer records, whether or not they are marked as confidential. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information. Notwithstanding any other provision in this Agreement to the contrary, the obligations set forth in this Section 12.0 shall survive any termination or expiration of this Agreement for a period of [...***...] years thereafter. This Section will in no way limit either Party's ability to satisfy any requests or demands generated in the course of audits of such Party's or such Party's parent (if applicable), or such Party's attorneys or auditors. Except as expressly set forth herein, (i) FVC shall not use Qwest's name or logo or refer to Qwest directly or indirectly in any advertising, sales presentation to any other person, news release, release to any professional or trade publication or for any other purpose without Qwest's prior written approval, and
(ii) FVC shall not, without the prior written approval of Qwest, publicly disclose in any press release, filing, brochure or document any information pertaining to this Agreement. Notwithstanding any of the foregoing, if either Party is required by law to make any disclosure pursuant to a subpoena or other compulsory judicial or administrative process or pursuant to laws and regulations requiring disclosure, including but not limited to those made in any registration statement, report or other document filed with the SEC or any other governmental agency, such disclosure will not be deemed to violate the terms of this Agreement provided the receiving Party promptly notifies the disclosing Party of such process and diligently pursues all opportunities to seek a protective order or to take such other action as is necessary to protect the intent of the Parties to restrict disclosure of all information relating to this relationship, including but not limited to seeking confidential treatment of all such information in administrative filings.

         12.2 EXCEPTIONS. The obligations of confidentiality contained in
Section 12.1 will not apply to the extent that it can be established by the receiving Party by competent proof that such Confidential Information:

was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

was generally available to the public or other-wise part of the public domain at the time of its disclosure to the other Party;


                                      15.     *CONFIDENTIAL TREATMENT REQUESTED
became generally available to the public or other-wise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

was disclosed to the receiving Party, other than under an obligation of confidentiality, by a third party who had no obligation to the other Party not to disclose such information to others.

13.      INDEMNITIES

         13.1     [...***...]

         FVC shall indemnify and hold Qwest harmless and will (at Qwest's request) defend Qwest, its affiliates, officers, Customers and employees against any and all liabilities, losses, damages, costs, fees and expenses (including without limitation reasonable attorneys' fees) resulting from or arising out of any third party claims, suits, actions or proceedings brought against Qwest (or its affiliates, officers, Customers and employees) based on a third party claim that the FVC System or the FVC Improvements, in the absence of any material modifications to any of the foregoing and not in combination with any other technology not reasonably expected to be combined with the foregoing if the alleged infringement results from or relates to such combination, [...***...] If any FVC System or FVC Improvements furnished under this Agreement become, or in Qwest's or FVC's reasonable opinion is likely to become, [...***...] of, or in the event of any adjudication that such FVC System or FVC Improvements [...***...] FVC, at its own expense, shall take the following actions in the listed order of preference: (i) [...***...] FVC System or FVC Improvements; or if efforts are unavailing, (ii) [...***...] FVC System or FVC Improvements to [...***...]; provided, however, that such [...***...] shall not degrade their operation or impair their performance or otherwise make them incompatible with Qwest's current operating platform or system architecture; or (iii) accept return of any tangible portions of the FVC System and FVC Improvements, in which case Qwest may terminate this Agreement without further obligation to pay for services or systems subsequent to such termination. FVC shall only be obligated to indemnify under this Section 13.1 to the extent Qwest (i) gives FVC prompt written notice of any claim, action, suit or proceeding for which Qwest is seeking indemnity (provided that non-prejudicial delay shall not reduce or otherwise affect FVC's obligations hereunder) (ii) grants FVC sole control of the defense and settlement of the claim, provided that Qwest may participate in such defense at Qwest's expense and further provided that Qwest must consent to any settlement that would affect its rights; and (iii) reasonably cooperates with FVC at FVC's expense, in the conduct of such claim.

14.      LIMITATION OF LIABILITY

         14.1 WAIVER OF CONSEQUENTIAL DAMAGES. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOST SAVINGS, OR ANY



                                      16.     *CONFIDENTIAL TREATMENT REQUESTED

OTHER INCIDENTAL, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN AN ACTION UNDER STATUTE, CONTRACT, TORT OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR IN CONNECTION WITH THE GRANTING OR USE OF THE LICENSES HEREUNDER.

         14.2 LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY'S LIABILITY TO THE OTHER PARTY FOR ALL CLAIMS OR CAUSES OF ACTION UNDER THIS AGREEMENT EXCEED THE TOTAL AMOUNT OF PAYMENTS MADE BY QWEST TO FVC UNDER THIS AGREEMENT DURING THE [...***...] PRECEDING THE ACCRUAL OF THE CLAIM OR CAUSE OF ACTION. EACH PARTY'S LIMITATION OF LIABILITY IS CUMULATIVE, WITH ALL PAYMENTS MADE BY SUCH PARTY TO THE OTHER PARTY FOR CLAIMS OR DAMAGES UNDER THIS AGREEMENT BEING AGGREGATED TO DETERMINE SATISFACTION OF THE LIMIT. THE EXISTENCE OF ONE OR MORE CLAIMS OR SUITS WILL NOT ENLARGE THE LIMIT.

         14.3 EXCEPTIONS. THE FOREGOING LIMITATIONS IN SECTION 14.1 AND 14.2 SHALL NOT APPLY TO (I) BREACHES OF SECTION 12.0, TO THE EXTENT THE BREACH ARISES WITH RESPECT TO CUSTOMER INFORMATION AND (II) WITH RESPECT TO ANY OF A PARTY'S EXPRESS INDEMNITY OBLIGATIONS HEREUNDER.

15.      TERM; TERMINATION

         15.1 TERM. This Agreement shall become effective on the Effective Date hereof and shall continue for a period of [...***...] from the Effective Date, unless this Agreement is terminated earlier in accordance with the provisions of
Section 15.2. At the end of such [...***...] period, the Term shall be automatically renewed for [...***...] periods unless (i) Qwest provides notice to FVC of its intent not to renew (and therefore terminate) this Agreement at least [...***...] days prior to the expiration of the then-current term or (ii) FVC notifies Qwest of its intent not to renew the Agreement at least [...***...] prior to the expiration of the then-current term, provided that, notwithstanding anything else herein, if FVC elects to not renew this Agreement, [...***...] as defined in Section [...***...] and FVC shall provide to Qwest, upon Qwest's request, [...***...] Qwest or its designee in [...***...] of the FVC System for [...***...] the Services.

         15.2 TERMINATION. Either Party may terminate this Agreement if any one of the following occur (each, an "Event of Default"): (i) if the other Party fails to perform or otherwise comply with any material provision of this Agreement; (ii) if the other Party becomes insolvent or admits in writing its inability to pay debts as they mature, or makes an assignment for the benefit of creditors; (iii) if a petition under any foreign, state or United States bankruptcy act, receivership statute, or the like, as they now exist, or as they may be amended, is filed by the other Party; or (iv) if such a petition is filed against the other Party by any third party and such



                                      17.     *CONFIDENTIAL TREATMENT REQUESTED
application is not resolved favorably to such other Party within sixty (60) days. Termination due to default under Subsection (i) of this Section 15.2, shall be limited, for purposes of FVC's termination rights, to Qwest's failure to perform or comply with any material obligation set forth in Sections [...***...] and, for all terminations pursuant to Subsection (i) shall be effective [...***...] days after the written notice to the defaulting Party if the default has not been cured within such [...***...] day period.

         15.3 EFFECT OF TERMINATION. DUTIES OF THE PARTIES UPON TERMINATION. Upon any termination or expiration of this Agreement, the Parties agree to return to the other Party all tangible items in its possession or under its control evidencing Confidential Information of the other Party and FVC agrees (upon Qwest's reasonable request) to [...***...] and [...***...] to Qwest and to Customers for a [...***...] and to provide Qwest with reasonable assistance in transitioning the Services to an alternate provider while Qwest will continue to pay for the provided services.

         15.4 SURVIVAL. Upon any expiration, or earlier termination of this Agreement, the rights and obligations of the Parties will terminate, except that the rights and obligations of the Parties which by their nature should survive, shall survive such expiration or termination of this Agreement. The license granted in Section 2.2 shall survive expiration or earlier termination of this Agreement for a period of [...***...] days from the later of: (i) the end of the [...***...] day notice term set forth in Section 15.2; or (ii) the issuance of an order, decree, ruling or taking any other action by a court or other governmental entity, permanently restraining, enjoining or otherwise prohibiting any certain obligations under this Agreement with the result that the fundamental business purpose of this Agreement is frustrated and such order, decree, ruling, or other action shall have become final and nonappealable.

16.      MISCELLANEOUS

         16.1 RELATIONSHIP OF THE PARTIES. Neither Party is, nor will be deemed to be, an agent or legal representative of the other Party for any purpose. Neither Party will be entitled to enter into any contracts in the name of or on behalf of the other Party, and neither Party will be entitled to pledge the credit of the other Party in any way or hold itself out as having authority to do so. No Party will incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

         16.2 ASSIGNMENT. Neither this Agreement nor any interest hereunder will be assignable in part or in whole by either Party without the prior written consent of the other; provided, however, that either Party may assign all or part of this Agreement immediately, without the prior written consent of the other Party if necessary to satisfy the rules, regulations and/or orders of any federal, state or local governmental agency or body, provided the assigning Party has provided the other Party with reasonable notice of the assigning Party's belief that a rule, regulation and/or order of any such governmental agency or body will necessitate such assignment and [...***...] may assign all or part of this Agreement in connection with a merger, reorganization or sale of all or substantially all assets without [...***...] prior written consent. This Agreement will be binding upon the successors and permitted assigns of the Parties and the name



                                      18.     *CONFIDENTIAL TREATMENT REQUESTED
of a Party appearing herein will be deemed to include the names of such Party's successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment in violation of the foregoing shall constitute a material breach of this Agreement and shall be null and void ab initio.

         16.3 REGULATORY. Neither Party shall do anything to knowingly cause the other Party to violate any ruling, order or determination by the Federal Communications Commission ("FCC") or any other governmental body relating to the provision of the services under the terms and conditions set forth in this Agreement.

         16.4 FORCE MAJEURE. Neither Party will be liable to the other for loss or damages or will have any right to terminate this Agreement for any default or delay attributable to any fire, floods, earthquake, embargo, war, act of war (whether declared or not), insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or act, omission or delay in acting by any governmental authority, provided the Party affected has given prompt notice of any such cause to the other Party. The Party giving such notice will thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled; provided, however, that such affected Party promptly commences and continues to take reasonable and diligent actions to cure such cause and that, in the event FVC is the disabled Party Qwest shall have no obligation to pay for the FVC System or FVC Improvements during the time FVC is so disabled, and shall have an [...***...] this Agreement in the event FVC is so disabled for at least [...***...].

         16.5 GOVERNING LAW. This Agreement is made in accordance with and shall be governed and construed in accordance with the laws of the State of [...***...], excluding its conflict of law provisions. The United Nations Convention on the International Sale of Goods will not apply to this Agreement or to the subject matter hereof. The official language of this Agreement is English.

         16.6 NOTICES. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally or by facsimile transmission (receipt verified), or sent by express courier service, to the Parties at the addresses first set forth above (or at such other address for a Party as will be specified by like notice; provided, that notices of a change or address will be effective only upon receipt thereof) on the day of receipt by the receiving Party.

         16.7 AMENDMENT. No amendment, modification or supplement of any provision of the Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

         16.8 JOINT WORK PRODUCT. The Parties, who have both been represented by legal counsel, have jointly participated in negotiating and drafting this Agreement, including any attachments. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if jointly drafted by the Parties and no presumption, inference or burden of proof shall arise favoring or disfavoring a Party by virtue of authorship of any or all of the Agreement provisions.


                                      19.     *CONFIDENTIAL TREATMENT REQUESTED

         16.9 WAIVER. No provision of the Agreement unless such provision otherwise provides will be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

         16.10 SEVERABILITY. Whenever possible, each provision of the Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement.

         16.11 HEADINGS. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any such section nor in any way affect this Agreement.

         16.12 ENTIRE AGREEMENT. The Agreement will constitute and contain the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter thereof, including the Pilot Agreement and the LOI, which are hereby superseded.

         IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement, including the Exhibits attached hereto and incorporated herein by reference.

QWEST                                 FVC

By: /s/ Doug Stone                    By: /s/ Truman Cole
   --------------------------------      ------------------------------------

Title: Senior Vice President, Qwest   Title: Chief Financial Officer, FVC.com
      -----------------------------         ---------------------------------



                                      20.

                                    EXHIBIT A

                                   FVC SYSTEM

FVC System Includes:
-        Interface
                  Design/Functionality - ability to initiate, schedule and terminate all QVSB services, defined as multipoint (MP) point-to-point (P-P) and ISDN; dual branding; easy to use (i.e. scrolling endpoints secure corporate directory); real time status display (excluding ISDN endpoints); browser based; recognize registered endpoints;
-        Accurate and timely usage tracking and reporting by customer
-        User/endpoint subscription registration coordination with Qwest
-        Continuous presence multipoint calls
-        Voice activated switching in ISDN calls
-        Access to PSTN ISDN video endpoints at up to 384Kbps
- Portal - providing video capability - consist of several hardware components including, but not limited to the following: the gatekeeper, ISDN gateway, and MCU, MS SQL Database, MS IIS Web Server.

1. Click to Meet-TM- Video Portal Server (includes GateKeeper, web server and database)
2.       Set of MCUs (Multipoint Control Units)
3.       Set of ISDN Gateways (IP to ISDN)
4. FVC software is a non-impact on endpoint functions and other applications including, but not limited to: document sharing and data collaboration, near and far end camera control, volume control, and video image settings controls.


To provide the FVC Broadband Video Services using the FVC Broadband Video system FVC will provide:
1.       Provisioning of endpoint data in database
2. Install and maintain hardware and software needed for Broadband Video Service System at FVC Video Operations Center or mutually agreed-to Qwest CyberCenter
3. FVC is responsible for management of OEM providers of hardware components.
4. FVC is responsible for assisting Qwest with endpoint certification, for the purposes of ensuring the software functions with the prospective endpoint.
5. FVC is responsible for providing technical support to Qwest for life cycle development of the QVSB service, per some agreed upon development schedule.



                                      21.

                                    EXHIBIT B

                                 MARKETING PLAN

In addition to the Marketing Plan to be developed by the Parties pursuant to Section ERROR! REFERENCE SOURCE NOT FOUND., the Parties agree that the following shall be incorporated in such Marketing Plan:
- The Services interface will feature the Qwest logo as the primary brand. The Qwest logo will be visible on all pages with a resolution and with placement and comparative size as set forth in Qwest's then-current trademark guidelines.
- FVC.COM agrees to provide Qwest with editable copies of product literature for incorporation into Qwest sales and marketing deliverables including brochures, presentations, web based documents. The following documents will be created by FVC and will be the exclusive and confidential property of Qwest (and, FVC hereby assigns and agrees to assign all right, title and interest in and to the Intellectual Property Rights in the following):
         -        Qwest MAST FAQ (to be used for Customer support)
         -        Qwest White Paper
         -        Qwest PowerPoint sales presentation
         -        Qwest Customer Training Documentation
         -        Qwest Training Documentation
- Qwest will have [...***...] on all collateral pieces describing the Qwest Video Services for Business. [...***...] and this will be discussed and agreed upon in good faith.
- Except as specified herein, FVC shall not use any Qwest branding, logos, or marketing materials of Qwest without Qwest's prior written permission.



                                      22.     *CONFIDENTIAL TREATMENT REQUESTED

                                ***TEXT OMITTED AND FILED SEPARATELY
                                CONFIDENTIAL TREATMENT REQUESTED UNDER 17
                                C.F.R. Sections 200.80(b)(4), 200.83 AND 24b-2

                                    EXHIBIT C

                                 OPERATIONS PLAN

In addition to any obligations set forth otherwise in the Agreement, FVC's operational responsibilities include:
-        Sustainable portal resource utilization level
-        Endpoint registration, associated moves, adds, changes deletes,
-        Level 3 problem resolution with the Qwest VOC Group

1.0      SUSTAINABLE PORTAL LEVEL

The portal should be sustainable, meaning optimum performance level (per Exhibit
F) - given [...***...] utilization level of resources. Qwest is responsible for updating FVC regarding orders placed or in the pipeline, such that the run rate impacts capacity planning. FVC is responsible for updating and/or adding hardware and software components to the video portal, per these measures.

2.0      END POINT REGISTRATION

Endpoint registration is defined as: a new customer's endpoint is entered into the portal's database. Each End Point must be registered with the video portal in order to be functional. It is Qwest's responsibility to submit the endpoint registration information required via FVC's web based registration tool no less than [...***...] days prior to installation. It is the responsibility of FVC to ensure that endpoint registration request submitted via the tool (or via e-mail, in the event the tool is unavailable) are accepted no less than [...***...] days prior to installation. The required endpoint registration information is as follows: Conference room name/First name, Conference room location/last name, E.164, IP address, owner name, owner e-mail, owner phone, site address, site city, site state, site time zone and daylight savings observation.

3.0      LEVEL 3 PROBLEM RESOLUTION PROCEDURES

The Qwest Customer Care organization and Qwest VOC will perform Level 1 and 2 trouble analysis procedures.

Prior to calling FVC with a Level 3 problem (see definition in Exhibit D, Support), the Qwest VOC shall verify (as shown and as periodically updated by
FVC):

-        Customer End Point configuration
         -        Proshare/TeamStation/other-endpoint software running
         -        End Point codec pointing to FVC Gatekeeper
         -        End Point browser pointing to FVC web server
         -        End Point configured with proper E.164 address


                                      23.     *CONFIDENTIAL TREATMENT REQUESTED

-        Validate Portal states
         -        Is End Point registered with Gatekeeper (per Admin web page)
-        Customer network connectivity
         - Verify connectivity between Customer End Point and FVC Gatekeeper/web server
         - Verify connectivity between Customer End Point and called endpoint
-        Test call with Qwest VOC
         -        Verify Qwest testing endstations are able to make calls
         -        Attempt test call from Qwest VOC to Customer End Point
                  -        Via Portal -
                  -        Via Codec -
                  -        Via Codec w/o gatekeeper
                  -        With and without MCU


If the above steps do not resolve the problem, then the following information should be collected prior to calling FVC:

-        Customer name
-        Description of problem
-        End Point E.164 address(es) involved
-        Names of users (as recorded in Portal database) involved
- Results of above testing including any problem identification completed so far.
-        Severity of problem and manner in which Customer is being affected.
         - Severity 3: Limited affect. Effects few end users, and/or minor problem
         - Severity 2: Potentially noticeable impact. Effects end users, and/or significant problem
         - Severity 1: Serious problem. Effects many end users, and/or major VOC Portal problem

The FVC VOC should then be contacted using the PROBLEM ESCALATION PROCEDURES in the FVC Contacts table, attached below (and as periodically updated by FVC). All trouble reports are to start at the lowest level in the table and escalate, as necessary.

[...***...]



                                      24.     *CONFIDENTIAL TREATMENT REQUESTED

[...***...]

FVC will provide Customer response time frame closure report - monthly



                                      25.     *CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT D

                               OPERATIONS SUPPORT

Qwest will follow the trouble-shooting guidelines when reporting a problem. FVC and Qwest will develop trouble-shooting guidelines and problem reporting and resolution procedures prior to the commercial introduction of the Services.

When a failure is detected by FVC in the Services equipment being provided by FVC, Qwest will be informed within [...***...] during Main hours and [...***...] during After hours (both as defined in Exhibit C).

When reporting a problem the applicable VOC must provide all relevant details requested in the trouble-shooting procedures.

The FVC VOC will accept calls from or provide direct support only to [...***...] When appropriate, the Qwest VOC will be responsible for including Customer end-point contact(s) in a three-way FVC/Qwest/Customer help call.

The Qwest VOC group will not have access to any part of the FVC System except through a WWW browser, unless agreed to by the FVC VOC. FVC will provide to Qwest copies of relevant server logs which include but are not limited to system, security, and application logs for the purpose of trouble shooting.

FVC may schedule downtime to the FVC System to upgrade software on the Video Portal and, during this time, no access to the Video Portal will be allowed. This downtime will only be scheduled during weekends (Fridays after 8 pm Pacific Time through Mondays before 4 am Pacific Time) or between the hours of 8 pm through 4 am Pacific Time during the weekdays, provided that a Customer call is not already scheduled. Downtime must be blocked out on the scheduler software to prevent Customers from trying to use the FVC System. FVC may only schedule such downtime if at least [...***...] prior notice has been provided to Qwest. All portal software upgrades must be tested in a Qwest Beta portal prior to implementation in the portal that supports Qwest customers.

FVC may initiate emergency downtime to the FVC System in order to make emergency repairs, as necessary. FVC will notify Qwest one hour prior to such emergency downtime whenever feasible.

LEVEL 1/2/3 SUPPORT DEFINITIONS
For the purposes of this agreement Level 1, Level 2 and Level 3 Support will be generally defined as follows:

LEVEL 1
Answering questions regarding:


                                      26.     *CONFIDENTIAL TREATMENT REQUESTED

-        Product specifications
-        Basic product usage.  Including, but not limited to:
         - User errors regarding endpoint and browser and Portal web interface
         -        Point-to-point and Multipoint calls
         -        ISDN calls
         -        Scheduling
-        Explanation of error messages
- Non-FVC Service issues such as billing, costs, Qwest provisioning process, network connectivity, etc.
-        Frequently-asked user issues
- Any issue reasonably expected to be answered by someone providing basic Help Desk Support for the product
- How to open a trouble ticket and, if necessary, escalate to Level 2 within Qwest

LEVEL 2
Answering questions regarding:
- Any problem that can be resolved by following the Exhibit C Operations problem verification bullets
- Any problem that can be resolved by following other debug guidebooks provided to Qwest by FVC including, but not limited to, the FVC Help Guide.
-        Complex or advanced product usage.  Including, but not limited to:
         -        All issues related to router or network connectivity
         -        Endpoint operation and usage
         -        Point-to-point, multipoint and ISDN usage
         -        All troubleshooting
-        Problems that are not product defects
- Any past question resolved by Level 2 support personnel working with FVC

LEVEL 3

-        Problems resulting from defects in the hardware or software
-        Problems only solvable by having access to software source code

Refer to Exhibit C: Problem Resolution Procedures.



                                      27.

                                    EXHIBIT E

                          SOURCE CODE ESCROW AGREEMENT

         As set forth in Section 4.0 of the Agreement, the Parties will execute an Escrow Agreement with DSI Technology Escrow Services, Inc. that will incorporate the agreed-upon terms of Section 4.0 of the Agreement. Promptly following such execution, a fully-executed version of the Escrow Agreement shall be attached hereto and is hereby incorporated as part of the Agreement.




                                      28.

                                    EXHIBIT F

                                 SERVICE LEVELS

1.       FVC SERVICES AVAILABILITY UPTIME

         1.1 SERVICE LEVEL. FVC [...***...] that the FVC System, as used to provide the Services, will have portal availability commitment, excluding CPE and the Qwest network of at least [...***...] Uptime. This means that, on average (measured monthly), each month, [...***...] of the time, the portal will be available for customers to successfully use the FVC portal interface, resources, or functionality in the intended fashion. This Service Level includes, but is not limited to all hardware components, software, endpoint registration and endpoint status and added value features accessible through the portal that may be currently developed or developed in the future. Scheduled maintenance and support of the portal, per Exhibit D, is not included in the portal uptime measurement.

         1.2 MEASUREMENT CALCULATION. Therefore, portal availability will be measured by the following calculation:

         [...***...]

         1.3 [...***...] If the portal availability levels fall below the top committed range shown in the table below, Qwest will be [...***...]

         [...***...]

         1.4 FVC SERVICES AVAILABILITY TRACKING/[...***...] FVC [...***...] that Video portal software and/or database will track portal availability uptime and downtime. This availability data will be sent to Qwest in a monthly report within the first 5 business days of each calendar month. In the event that the above report is not



                                      29.     *CONFIDENTIAL TREATMENT REQUESTED
delivered to Qwest, within the [...***...]of each calendar month, Qwest will receive [...***...] that the report is late, on the next month's invoice.

         1.5 FVC SERVICES - [...***...]. If Qwest observes and reports to FVC that any Services uptime percentages or other support issues are consistently trending downward, are not being addressed or are at consistently unacceptable levels for a period of [...***...] or greater; FVC will be required to [...***...] to Qwest within [...***...]. If the foregoing process is not completed and/or FVC does not take reasonable steps to address under-performance, in addition to any other remedies herein or otherwise, Qwest will be entitled to terminate this Agreement upon written notice to FVC.

2.       USAGE TRACKING AND BILLING

         2.1 SERVICE LEVEL. FVC [...***...] that it will provide Qwest with accurate and timely customer usage reports to include detail on all endpoint usage through the portal, segmented by Customer, and that its accuracy for such reports will be [...***...]. Such accuracy will be assessed by Qwest by taking a random sample of data or by such other process mutually agreed to by the Parties.

         2.2 REMEDY. In the event that Qwest and/or FVC identifies that usage records are inaccurate, in addition to any other remedies herein or otherwise, FVC will take the following actions:

                  (i) Notify Qwest Billing within [...***...] of confirmation that usage data is corrupted.

                  (ii)  Identify and contain the source of the error.

                  (iii) Provide Qwest description of usage issue including scope, customer impact and proposed resolution.

                  (iv) Upon resolution agreement from Qwest, FVC will implement.

                  (v) FVC will use its [...***...] to reach resolution within [...***...].

         2.3 In the event that Qwest notifies FVC of an unreceived usage report, where unreceived means the data has not been received within [...***...] minutes of the expected time, FVC will resend usage report immediately (and in no event longer than [...***...] of the notification). Any usage reports received after this time, will be considered late. In the event that FVC is or becomes unable to provide usage data that can be segmented by Qwest customer, FVC will identify and resolve situation within [...***...].


                                      30.     *CONFIDENTIAL TREATMENT REQUESTED

         2.4 [...***...] . If FVC is late in providing usage information, Qwest will receive a [...***...], to be [...***...] to Qwest, [...***...] that the information has not been received. If incorrect usage information is provided, due to no fault of Qwest, FVC will [...***...] for the total of the misrepresented usage pLUS [...***...] of the impacted month's invoice. In the event that FVC does not provide usage data to Qwest, Qwest will withhold invoice payment until FVC does provide the required usage information. At such time, a [...***...] will be applied to FVC's monthly invoice to Qwest, [...***...] that the usage information was not received.

3.       TIME TO RESPOND

         3.1 SERVICE LEVEL. FVC [...***...] that it shall respond to Customer support issues according to the levels and escalation times previously described in the table in Exhibit C Operations Plan. If Qwest fails to provide Level 1 and Level 2 support to their Customers, the period of failure time experienced by Qwest Customer(s) will not be included as failure time in the FVC Services Availability calculation.

         3.2 NOTIFICATION. Notwithstanding anything else herein, FVC will notify Qwest, via telephone or e-mail or other immediately available mechanism selected by Qwest, within [...***...] after any outage of the FVC System and will continue to keep Qwest informed of progress in restoring service to the FVC System.

         3.3 REMEDY. If FVC fails to meet any of the customer support service levels set forth above in any calendar month during the term of the Agreement, then FVC shall grant, [...***...] billed by FVC to Qwest during the relevant calendar month [...***...] in response.

4.       AGGREGATE [...***...]

         4.1 The [...***...] owed to Qwest for each one month period shall not exceed the total amount otherwise due to FVC from Qwest for that month.



                                      31.     *CONFIDENTIAL TREATMENT REQUESTED